Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476
The Bank of Nova Scotia
$394,000 Capped Buffered Enhanced Participation Notes
Linked to the Least Performing of the Shares of the iShares® MSCI Emerging Markets ETF and
the Shares of the iShares® MSCI EAFE ETF Due February 20, 2026
The notes do not bear interest. The amount that you will be paid on your notes at maturity (February 20, 2026) is based on the performance of the least performing of the shares of the iShares® MSCI Emerging Markets ETF and the shares of the iShares® MSCI EAFE ETF (each, a reference asset) as measured from the trade date (February 16, 2024) to and including the valuation date (February 17, 2026).
The return on your notes is linked to the performance of the reference assets and not to the MSCI Emerging Markets IndexSM or the MSCI EAFE® Index (each, a reference asset index) on which each reference asset, respectively, is based.
If the final price of each reference asset on the valuation date is greater than its initial price ($40.08 with respect to the iShares® MSCI Emerging Markets ETF and $76.07 with respect to the iShares® MSCI EAFE ETF (which in each case is the closing price of such reference asset on the trade date)), the return on your notes will be positive and will equal the participation rate of 300.00% times the reference asset return of the least performing reference asset, subject to the maximum payment amount of $1,306.00 for each $1,000 principal amount of your notes. If the final price of any reference asset is equal to or less than its initial price, but the final price of each reference asset is greater than or equal to 90.00% of its initial price, you will receive the principal amount of your notes. If the final price of any reference asset is less than 90.00% of its initial price, the return on your notes will be negative and will equal the reference asset return of the least performing reference asset plus 10.00%. Specifically, you will lose 1% for every 1% negative percentage change in the price of the least performing reference asset below 90.00% of its initial price. You may lose up to 90.00% of the principal amount of your notes. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
The amount that you will be paid on your notes at maturity is based on the performance of the least performing reference asset, which is the reference asset with the lowest reference asset return. The reference asset return of each reference asset is the percentage increase or decrease from its initial price to its final price.
At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
●
if the final price of each reference asset is greater than its initial price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the least performing reference asset return times (c) the participation rate, subject to the maximum payment amount;

●	if the final price of any reference asset is equal to or less than its initial price but the final price of each reference asset is greater than or equal to 90% of its initial price, $1,000; or
●
if the final price of any reference asset is less than 90% of its initial price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of (1) the least performing reference asset return plus (2) 10.00%. You will receive less than the principal amount of your notes and could lose up to 90.00% of the principal amount of your notes.

Following the determination of the initial prices, the amount you will be paid on your notes at maturity will not be affected by the closing price of any reference asset on any day other than the valuation date. In addition, no payments on your notes will be made prior to maturity.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-15 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes were set on the trade date was $963.86 per $1,000 principal amount, which is less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-15 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total[1]
Original Issue Price	100.00%	$394,000.00
Underwriting commissions[1]	0.80%	$3,152.00
Proceeds to The Bank of Nova Scotia[1]	99.20%	$390,848.00
[1]	For additional information regarding the fees comprising the underwriting commissions, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement, underlier supplement or product supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.		Goldman Sachs & Co. LLC
Dealer
Pricing Supplement dated February 16, 2024

The Capped Buffered Enhanced Participation Notes Linked to the Least Performing of the shares of the iShares® MSCI Emerging Markets ETF and the shares of the iShares® MSCI EAFE ETF Due February 20, 2026 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of any of the reference assets and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the least performing reference asset and will not include a total return or dividend component. The notes are derivative products based on the performance of the least performing reference asset. The notes do not constitute a direct investment in any of the respective shares, units or other securities represented by any reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.
The economic terms of the notes (including the maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the structuring fee, other costs associated with selling and structuring the notes and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes is greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $59.00 per $1,000 principal amount).
Prior to May 16, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through May 15, 2024). On and after May 16, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-15 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	06418LAQ9 / US06418LAQ95
Type of Notes:	Capped Buffered Enhanced Participation Notes
Reference Assets:
The shares of the iShares® MSCI Emerging Markets ETF (Bloomberg Ticker: EEM UP) and the shares of the iShares® MSCI EAFE ETF (Bloomberg Ticker: EFA UP). We may refer to the shares of the iShares® MSCI Emerging Markets ETF as the “EEM Fund” and the shares of the iShares® MSCI EAFE ETF as the “EFA Fund” herein.

Reference Asset Index:	With respect to the EEM Fund, the MSCI Emerging Markets IndexSM With respect to the EFA Fund, the MSCI EAFE® Index
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:
$1,000 per note; $394,000 in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of this pricing supplement

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	February 16, 2024
Original Issue Date:
February 22, 2024
Delivery of the notes will be made against payment therefor on the 3rd business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:
February 17, 2026
The valuation date is subject to postponement for non-trading days and certain market disruption events as described under “General Terms of the Notes - Market Disruption Events” and “- Valuation Dates” in the accompanying product supplement.
If, on the valuation date, no market disruption event is occurring with respect to a particular reference asset, the closing price for such reference asset will be determined on the originally scheduled valuation date irrespective of the occurrence of a market disruption event with respect to any other reference asset.

Maturity Date:
February 20, 2026, subject to adjustment due to a market disruption event, or a non-business day as described in more detail under “General Terms of the Notes — Maturity Date” in the accompanying product supplement.

Principal at Risk:
You may lose a substantial portion of your investment at maturity if there is a percentage decrease in the least performing reference asset from its initial price to its final price of more than 10.00%.

Purchase at amount other than principal amount:
The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, the stated buffer price would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the principal amount. Additionally, the maximum payment amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risks — Risks Relating to Return Characteristics — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” in this pricing supplement.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates has agreed to sell the notes to GS&Co. at the original issue price set forth on the cover of this pricing supplement. GS&Co. initially offered the notes to the public and to certain securities dealers at the original issue price set forth on the cover of this pricing supplement. GS&Co. will pay each such securities dealer a structuring fee of 0.80% of the principal amount.
A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” and “— Risks Relating to Estimated Value and Liquidity — The structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” in this pricing supplement.

Payment at Maturity:
The payment at maturity, for each $1,000 principal amount of notes, will be based on the performance of the least performing reference asset and will be calculated as follows:
•      If the final price of each reference asset is greater than its initial price, then the payment at maturity will equal:
o     The lesser of (a) principal amount + (principal amount × least performing reference asset return × participation rate) and (b) maximum payment amount
•         If the final price of any reference asset is equal to or less than its initial price but the final price of each reference asset is greater than or equal to its buffer price, then the payment at maturity will equal the principal amount
•        If the final price of any reference asset is less than its buffer price, then the payment at maturity will equal:
o    principal amount + [principal amount × (least performing reference asset return + buffer percentage)]
In this case you will suffer a percentage loss on your principal amount equal to the negative reference asset return of the least performing reference asset in excess of the buffer percentage. Accordingly, you could lose up to 90.00% of the principal amount of your notes.

Closing Price:
With respect to a reference asset, as used herein, the “closing price” of such reference asset on any date will equal its closing sale price or last reported sale price, regular way on a per-share basis, on the principal national securities exchange on which such reference asset is listed for trading, or, if such reference asset is not quoted on any national securities exchange, on any other market system or quotation system that is the primary market for the trading of such reference asset.
If a reference asset is not listed or traded as described above, then the closing price for such reference asset on any day will be the average, as determined by the calculation agent, of the bid prices for such reference asset obtained from as many dealers in such reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of our other affiliates.

Initial Price:	With respect to the EEM Fund, $40.08 With respect to the EFA Fund, $76.07 In each case, equal to its closing price on the trade date

Final Price:
For each reference asset, the closing price of such reference asset on the valuation date
In certain special circumstances, the final price of a reference asset will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF”; “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement

Reference Asset Return:
For each reference asset, the reference asset return, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:
final price – initial price
initial price
For the avoidance of doubt, the reference asset return may be a negative value.

Least Performing Reference Asset:	The reference asset with the lowest reference asset return
Least Performing Reference Asset Return:	The reference asset return of the least performing reference asset
Participation Rate:	300.00%
Buffer Price:	With respect to each reference asset, 90.00% of its initial price
Buffer Percentage:	10.00%
Maximum Payment Amount:	$1,306.00 for each $1,000 principal amount of your notes, which equals the principal amount × 130.60%. The maximum payment amount sets a cap on appreciation of the reference asset of 10.20%.
Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Trading Day:	With respect to a reference asset, a day on which its principal trading market is scheduled to be open for trading

Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Investing in the notes involves significant risks. You may lose a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

INVESTOR SUITABILITY

The notes may be suitable for you if:
•	You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of losing up to 90.00% of the principal amount of your notes
•
You understand and accept that an investment in the notes is linked to the performance of the least performing reference asset and not a basket of the reference assets, and that you will be exposed to the individual market risk of each reference asset

•
You are willing to make an investment that, if the final price of any reference asset is less than its buffer price, has a downside risk similar to the downside market risk of a hypothetical investment in the least performing reference asset or in its reference asset constituent stocks, subject to the buffer percentage

•	You believe that the price of each reference asset will appreciate over the term of the notes and that such appreciation is unlikely to exceed the cap on appreciation set by the maximum payment amount
•
You understand and accept that your potential payment at maturity is limited to the maximum payment amount and you are willing to invest in the notes based on the maximum payment amount indicated on the cover hereof

•
You can accept that the risks of each reference asset are not mitigated by the performance of any other reference asset and the risks of investing in securities with a return based on the performance of multiple reference assets

•	You are willing to hold the notes to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the notes
•
You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the reference assets or in the prices of the reference asset constituent stocks

•	You do not seek current income from your investment and are willing to forgo dividends paid on the reference assets
•	You seek an investment with exposure to companies in emerging markets and the developed market countries of Europe, Asia and Australia
•
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of losing up to 90.00% of the principal amount of your notes
•	You require an investment designed to guarantee a full return of principal at maturity
•
You do not understand or are unwilling to accept that an investment in the notes is linked to the performance of the least performing reference asset and not a basket of the reference assets, or that you will be exposed to the individual market risk of each reference asset

•
You are not willing to make an investment that, if the final price of any reference asset is less than its buffer price, has a downside risk similar to the downside market risk of a hypothetical investment in the least performing reference asset or in its reference asset constituent stocks, subject to the buffer percentage

•
You believe that the price of any reference asset will decline during the term of the notes, or you believe that the prices of the reference assets will appreciate over the term of the notes and that such appreciation is likely to equal or exceed the cap on appreciation set by the maximum payment amount

•	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum payment amount indicated on the cover hereof
•
You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the reference assets or in the prices of the reference asset constituent stocks

•	You seek current income from your investment or prefer to receive dividends paid on the reference assets
•
You cannot accept that the risks of each reference asset are not mitigated by the performance of any other reference asset or the risks of investing in securities with a return based on the performance of multiple reference assets

•	You are unable or unwilling to hold the notes to maturity, a term of approximately 24 months, or you seek an investment for which there will be a secondary market
•	You do not seek an investment with exposure to companies in emerging markets and the developed market countries of Europe, Asia and Australia
•	You are not willing to assume the credit risk of the Bank for all payments under the notes
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing prices of the reference assets on the valuation date could have on the payment at maturity assuming all other variables remain constant.
The examples below are based on a range of final prices that are entirely hypothetical; the prices of the reference assets on any day throughout the term of the notes, including the final prices on the valuation date, cannot be predicted. The reference assets have been highly volatile in the past, meaning that the prices of the reference assets have changed considerably in relatively short periods, and their performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference assets, the correlation of the reference assets and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by us) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Participation rate	300.00%
Maximum payment amount	$1,306.00 for each $1,000 principal amount of your notes
Buffer price	With respect to each reference asset, 90.00% of its initial price
Buffer percentage	10.00%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date
No change in or affecting any reference asset, any of the reference asset constituent stocks, the policies of any reference asset’s investment adviser or the method by which the sponsor of the applicable reference asset’s reference asset index calculates its reference asset index
Notes purchased on the original issue date at the principal amount and held to the maturity date

The actual performance of the reference assets over the term of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical prices of the reference assets shown elsewhere in this pricing supplement. For information about the historical prices of the reference assets, see “Information Regarding the Reference Assets” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on a reference asset or its reference asset constituent stocks.
The prices in the left column of the table below represent hypothetical final prices of the least performing reference asset and are expressed as percentages of its initial price. The amounts in the right column of the table below represent the hypothetical payment at maturity, based on the corresponding hypothetical final price of the least performing reference asset, and are expressed as percentages of the principal amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final price of the least performing reference asset and the assumptions noted above.
Hypothetical Final Price of the Least Performing Reference Asset (as Percentage of its Initial Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	130.600%
140.000%	130.600%
130.000%	130.600%
120.000%	130.600%
110.200%	130.600%
109.000%	127.000%
106.000%	118.000%
103.000%	109.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	90.000%
70.000%	80.000%
60.000%	70.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%
If, for example, the final price of the least performing reference asset were determined to be 25.000% of its initial price, the payment at maturity that we would pay on your notes at maturity would be 35.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 65.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final price of the least performing reference asset were determined to be 0.000% of its initial price, you would lose 90.000% of the principal amount of your notes. In addition, if the final price of the least performing reference asset were determined to be 150.000% of its initial price, the payment at maturity that we would pay on your notes would be capped at the maximum payment amount, or 130.600% of each $1,000 principal amount of your notes, as shown in the table above. If you hold your notes to maturity, you will not benefit from any increase in the price of the least performing reference asset to a final price that is greater than 110.200% of its initial price.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final price of the least performing reference asset were any of the hypothetical prices shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final prices of the least performing reference asset are expressed as percentages of its initial price. The chart shows that any hypothetical final price of the least performing reference asset of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final price of the least performing reference asset of greater than or equal to 110.200% (the section right of the 110.200% marker on the horizontal axis) would result in a capped return on your investment.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.
The payments at maturity shown above are entirely hypothetical; they are based on hypothetical prices of the reference assets that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” in this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non- interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.
We cannot predict the actual final prices of the reference assets or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the prices of the reference assets and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive at maturity and the rate of return on the notes will depend on the actual final prices, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, underlier supplement and product supplement.
Risks Relating to Return Characteristics
Risk of loss at maturity
You may lose a substantial portion of your investment in the notes. The payment at maturity depends on the reference asset return of the least performing reference asset. The Bank will only repay you the full principal amount of your notes if the final price of each reference asset is equal to or greater than its buffer price and therefore the least performing reference asset return is equal to or greater than -10.00%. If the final price of any reference asset is less than its buffer price, and therefore the least performing reference asset return is less than -10.00%, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the sum of the least performing reference asset return plus the buffer percentage times (ii) $1,000. Accordingly, you may lose up to 90.00% of your investment in the notes if the percentage decline of the least performing reference asset from its initial price to its final price is greater than 10.00%.
The downside market exposure to the reference assets is buffered only at maturity
You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of each reference asset at such time is equal to or greater than its buffer price.
Your potential payment at maturity is limited by the maximum payment amount
The payment at maturity will not exceed the maximum payment amount. Therefore, if the appreciation of the price of the least performing reference asset exceeds the cap on appreciation set by the maximum payment amount, the notes will provide less opportunity to participate in the appreciation of such reference asset than an investment in a security providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the reference assets.
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.
No interest
The notes do not bear interest and, accordingly, you will not receive any interest payments on the notes.
The participation rate applies only at maturity
You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the notes themselves, and the return you realize may be less than the then current least performing reference asset return multiplied by the participation rate, even if such return is positive and less than the maximum payment amount. You may receive the full benefit of the participation rate only if you hold your notes to maturity.

The payment at maturity is not linked to the price of any reference asset at any time other than the valuation date (except in the case of tax redemptions)
The payment at maturity will be based on the final price of the least performing reference asset. If the price of the least performing reference asset drops on the valuation date, the payment at maturity for the notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the least performing reference asset at any time prior to such drop. Although the actual closing prices of the reference assets on the maturity date or at other times during the term of the notes may be higher than the closing prices of the reference assets on the valuation date, you will not benefit from the closing price of any reference asset at any time other than the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).
Holding the notes is not the same as holding shares of the reference assets or the reference asset constituent stocks
Holding the notes is not the same as holding shares of the reference assets or any of the reference asset constituent stocks. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the reference assets and the reference asset constituent stocks would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned shares of the reference assets or the reference asset constituent stocks. For instance, you will not benefit from any positive reference asset return in excess of an amount that, when multiplied by the participation rate, exceeds the cap on appreciation set by the maximum payment amount.
Because the notes are linked to the least performing reference asset, you are exposed to a greater risk of losing a substantial portion of the principal amount of your notes at maturity than if the notes were linked to a single reference asset
The risk that you will lose a substantial portion of your initial investment in the notes is greater if you invest in the notes than the risk of investing in substantially similar securities that are linked to the performance of only one reference asset. With more reference assets, it is more likely that the final price of any reference asset will be less than its buffer price than if the notes were linked to a single reference asset.
In addition, a lower correlation between the performance of a pair of reference assets results in a greater likelihood that a reference asset will decline in value to a final price that is less than its buffer price. Although the correlation of the reference assets’ performance may change over the term of the notes, the economic terms of the notes, including the participation rate and buffer prices, are determined, in part, based on the correlation of the reference assets’ performance calculated using our internal models at the time when the terms of the notes are finalized. All things being equal, a higher participation rate and lower buffer prices are generally associated with lower correlation of the reference assets. Therefore, if the performance of a pair of reference assets is not correlated to each other or is negatively correlated, the risk that the final price of any reference asset is less than its buffer price will occur is even greater despite lower buffer prices. Therefore, it is more likely that you will lose a substantial portion of the principal amount of your notes at maturity.
If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount. In addition, the impact of the maximum payment amount and the buffer percentage on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the maximum payment amount will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount. Similarly, the buffer percentage, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

Risks Relating to Characteristics of the Reference Asset
The notes are subject to the market risk of each reference asset
The return on the notes is directly linked to the performance of the reference assets and indirectly linked to the performance of the reference asset constituent stocks, and the extent to which the least performing reference asset return is positive or negative. The price of each reference asset can rise or fall sharply due to factors specific to its reference asset constituent stocks, and its investment adviser (as defined in “Information Regarding the Reference Assets”), as well as general market factors, such as general market volatility and prices, interest rates and economic, political and other conditions.
Investors are exposed to the market risk of each reference asset on the valuation date and the payment at maturity will be based solely on the least performing reference asset return
Your return on the notes is not linked to a basket consisting of the reference assets. Rather, it will be contingent upon the performance of each reference asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each reference asset on the valuation date. Poor performance by any reference asset over the term of the notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other reference asset. For instance, you will receive a negative return based upon the least performing reference asset return if the final price of any reference asset is less than its buffer price on its valuation date, even if the reference asset return of another reference asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each reference asset.
There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict with certainty whether and the extent to which the prices of the reference assets will rise or fall. There can be no assurance that the price of each reference asset will rise above its buffer price on the valuation date. The prices of the reference assets may be influenced by complex and interrelated political, economic, financial and other factors that affect the prices of the reference assets and the reference asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset and reference asset constituent stocks in particular, and the risk of losing a significant portion of your initial investment.
Furthermore, we cannot give you any assurance that the future performance of the reference assets or the reference asset constituent stocks will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the reference assets or the reference asset constituent stocks would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Reference Assets” in this pricing supplement for further information regarding the historical performance of the reference assets.
The return on your notes will not reflect any dividends paid on any reference asset or its reference asset constituent stocks
The return on your notes will not reflect the return you would realize if you actually owned the reference assets and received the distributions paid on the shares of the reference assets. You will not receive any dividends that may be paid on any of the reference asset constituent stocks by their respective issuers (the “reference asset constituent stock issuers”) or the shares of the reference assets. See “Risks Relating to Return Characteristics — Holding the notes is not the same as holding shares of any reference asset or any of the reference asset constituent stocks” herein for additional information.
The notes are subject to risks associated with emerging markets
The countries whose markets are represented by the EEM Fund include emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The notes are subject to non-U.S. securities market risk

The notes are subject to non-U.S. securities market risks because the reference assets are subject to risks associated with non-U.S. securities markets. An investment in securities, such as the notes, linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
Because foreign exchanges may be open on days when a reference asset is not traded, the value of its reference asset constituent stocks may change on days when shareholders will not be able to purchase or sell shares of such reference asset. This could result in premiums or discounts to such reference asset’s net asset value that may be greater than those experienced by an ETF that does not hold foreign assets.
Your investment in the notes will be subject to foreign currency exchange rate risk
The reference asset constituent stocks of both reference assets are denominated in non-U.S. dollar currencies.
The closing price of each reference asset is related to the U.S. dollar value of its reference asset constituent stocks. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which a reference asset constituent stock is denominated, the value of the applicable reference asset’s portfolio will be adversely affected, which may cause the price of such reference asset to decrease even if the non-dollar values of its reference asset constituent stocks increase.
Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments among countries;
•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•	other financial, economic, military, public health and political factors.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.
The market price of the notes and price of a reference asset could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.
Regulators in various countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on the market value of, and return on, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.

Government regulatory action, including legislative acts and executive orders, could result in material changes to the composition of the reference asset and could negatively affect your investment in the notes
Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of a reference asset and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the reference asset constituent stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to reference asset constituent stocks that are currently included in a reference asset or that in the future are included in a reference asset, such reference asset constituent stocks may be removed from such reference asset. If government regulatory action results in the removal of reference asset constituent stocks that have (or historically have had) significant weight in a reference asset, such removal could have a material and negative effect on the price of such reference asset and, therefore, your investment in the notes. Similarly, if reference asset constituent stocks that are subject to those executive orders or subject to other government regulatory action are not removed from a reference asset, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such reference asset constituent stocks from a reference asset could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.
Time zone differences between the cities where a reference asset and its reference asset constituent stocks trade may create discrepancies in trading prices
As a result of the time zone difference between the cities where the shares of a reference asset and its reference asset constituent stocks trade, there may be discrepancies between the values of its reference asset constituent stocks and the market value of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of such reference asset constituent stocks remaining unchanged for multiple trading days in the city where the shares of such reference asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which a reference asset trades is closed.
There are risks associated with an exchange-traded fund
Although each reference asset’s shares are listed for trading on a national securities exchange and a number of similar products have been traded on the respective exchanges on which the shares of the reference assets trade for varying periods of time, there is no assurance that an active trading market will continue for the shares of the reference assets or that there will be liquidity in the trading market. In addition:
Management Risk
Each reference asset is subject to management risk, which is the risk that its investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The reference assets are also not actively managed and may be affected by a general decline in market segments relating to its reference asset index. The investment adviser invests in securities included in, or representative of, the applicable reference asset index regardless of their investment merits. The investment adviser does not attempt to take defensive positions in declining markets. Accordingly, the performance of a reference asset could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
Custody and Liquidity Risk

In addition, each reference asset is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets (such as the markets tracked by a reference asset index) make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems. Difficulty in executing and settling trades in securities held by a reference asset may make it difficult to accurately calculate the net asset value per share of such reference asset and the liquidity of such reference asset may be adversely affected. Market participants may face difficulty in creating and redeeming shares of a reference asset, which may have an adverse effect on the price per share of such reference asset and the market value of, and return on, the notes.
Further, under continuous listing standards adopted by the exchange on which shares of a reference asset trade, such reference asset will be required to confirm on an ongoing basis that the components of its reference asset index satisfy the applicable listing requirements. In the event that its reference asset index does not comply with the applicable listing requirements, such reference asset would be required to rectify such non-compliance by requesting that the sponsor of its reference asset index modify such reference asset index, adopting a new reference asset index or obtain relief from the SEC. There can be no assurance that such sponsor would so modify its reference asset index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the applicable reference asset being delisted by the exchange on which its shares trade.
Tracking and Underperformance Risk
Each reference asset uses a representative sampling strategy (as more fully described in “Exchange-Traded Funds — The iShares® ETFs” in the accompanying underlier supplement) to attempt to track the performance of its reference asset index. A reference asset may not hold all or substantially all of the equity securities included in its reference asset index and may hold securities or assets not included in its reference asset index. Therefore, while the performance of a reference asset is generally linked to the performance of its reference asset index, the performance of such reference asset is also linked in part to shares of equity securities not included in its reference asset index and to the performance of other assets, such as futures contracts, options, swaps and other types of derivatives, as well as cash and cash equivalents, including shares of money market funds affiliated with its investment adviser.
In addition, the performance of a reference asset will reflect additional transaction costs and fees that are not included in the calculation of its reference asset index. Also, corporate actions with respect to the equity securities held in a reference asset’s portfolio (such as mergers and spin-offs) may impact the performance differential between such reference asset and its reference asset index. Finally, because the shares of a reference asset are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of such reference asset may differ from the net asset value per share of such reference asset.
For all of the foregoing reasons, the performance of a reference asset may not correlate with the performance of its reference asset index. Consequently, the return on the notes will not be the same as investing directly in such reference asset, its reference asset constituent stocks, its reference asset index or the securities comprising its reference asset index, and will not be the same as investing in a debt security with payments linked to the performance of its reference asset index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.
Investors should investigate each reference asset and the reference asset constituent stocks as if making a hypothetical direct investment in the reference asset or the reference asset constituent stocks
Investors should conduct their own diligence of each reference asset and reference asset constituent stocks as an investor would if it were making a direct investment in the reference asset or the reference asset constituent stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to any reference asset or the reference asset constituent stocks. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning any reference asset or the reference asset constituent stocks could adversely affect the market value of, and return on, the notes. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference assets or the reference asset constituent stocks.

There is no assurance as to the performance of any reference asset or the reference asset constituent stocks; past performance of the reference assets or the reference asset constituent stocks should not be taken as an indication of the future performance of the reference assets or the reference asset constituent stocks
The notes are linked directly to the prices of the reference assets (specifically, the least performing reference asset) and indirectly to the prices of the reference asset constituent stocks, which are speculative and involve a high degree of risk. None of the Bank, the calculation agent, GS&Co. or any of our other or their respective affiliates gives any assurance as to the performance of the reference assets or the reference asset constituent stocks. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the reference assets or the reference asset constituent stocks. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference assets and the reference asset constituent stocks should not be taken as a guarantee or assurance of the future performance of the reference assets or the reference asset constituent stocks, and it is impossible to predict whether the prices of the reference assets or the reference asset constituent stocks will rise or fall during the term of the notes.
Changes affecting a reference asset index could have an adverse effect on the market value of, and return on, the notes
The sponsor of a reference asset index owns such reference asset index and is responsible for the design and maintenance of such reference asset index. The policies of a sponsor (as defined under “Information Regarding the Reference Assets”) concerning the calculation of its reference asset index, including decisions regarding the addition, deletion or substitution of the equity securities included in its reference asset index, could affect the price of such reference asset index and, consequently, could affect the market price of shares of the applicable reference asset and, therefore, the amount payable on the notes. A sponsor may discontinue or suspend calculation or dissemination of its reference asset index. Any such actions could have a material adverse effect on the market value of, and return on, your notes.
The Bank cannot control actions by the sponsor of a reference asset index or an investment adviser and neither has any obligation to consider your interests
The Bank and its affiliates are not affiliated with the sponsor of any reference asset index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of any reference asset index. No sponsor is involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and return on, your notes.
In addition, an investment adviser may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of its policies concerning the calculation of the net asset value of the applicable reference asset, additions, deletions or substitutions of the applicable reference asset constituent stocks and the manner in which changes affecting the applicable reference asset index are reflected in such reference asset that could affect the market price of the shares of such reference asset, and therefore, the market value of, and return on, the notes. The market value of, and return on, the notes could also be adversely affected if an investment adviser changes these policies, for example, by changing the manner in which it calculates the net asset value of the applicable reference asset, or if an investment adviser discontinues or suspends calculation or publication of the net asset value of such reference asset, in which case it may become difficult or inappropriate to determine the market value of your notes. If events such as these occur, the calculation agent may determine the closing price of the applicable reference asset on the valuation date in a manner it considers appropriate.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes exceeds the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, including the structuring fee, as well as hedging its obligations under the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been had these expenses not been paid or been lower, as discussed further under “— The structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” herein.

Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates
The Bank’s initial estimated value of the notes was determined by reference to its internal pricing models when the terms of the notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
If the prices of the reference assets or their reference asset constituent stocks change, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the reference assets or their reference asset constituent stocks. Changes in the prices of the reference assets or their reference asset constituent stocks may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes
GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity”.
The structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes
The economic terms of the notes, as well as the difference between the Bank’s initial estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price, take into consideration, among other expenses, the structuring fee and hedging costs paid in connection with the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower. Further, the price, if any, at which SCUSA or GS&Co. will buy or sell your notes (if SCUSA or GS&Co. makes a market, which they are not obligated to do) at any time will reflect, among other things, the economic terms of the notes. Therefore, the secondary market price for the notes could also be adversely affected by the structuring fee and other expenses, including hedging costs, paid in connection with the notes. See “— The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” herein.
The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•	the prices of the reference assets;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing prices of the reference assets;
•	the dividend rates of the reference assets;
•	the correlation of the reference assets;
•
economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the prices of the reference asset constituent stocks and the closing price of the reference assets;

•	interest rate and yield rates in the market;
•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These and other factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the reference assets based on their historical performance.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the prices of the reference assets over the full term of the notes, (ii) volatility of the prices of the reference assets and the market’s perception of future volatility of the prices of the reference assets, (iii) the correlation of the reference assets; (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity and the maximum payment amount behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive. Depending on the actual or anticipated prices of the reference assets and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.
See “— The market value of the notes may be influenced by many unpredictable factors” herein.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
Risks Relating to Hedging Activities and Conflicts of Interest
Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes
The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the reference assets. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps shares of the reference assets, other instruments linked to the reference assets and/or one or more of the reference asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.
The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other equity-linked notes whose returns are linked to changes in the prices or prices of the reference assets or their reference asset constituent stocks. Any of these hedging activities may adversely affect the prices of the reference assets, including the initial prices of the reference assets — directly or indirectly by affecting the price of their reference asset constituent stocks — and therefore the market value of, and return on, the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer or affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer or affiliate receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the market value of, and return on, the notes may decline.
The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the reference asset constituent stock issuers and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes
We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment adviser, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of a reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the reference asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of a reference asset, including the initial price of a reference asset, and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, GS&Co. and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference assets, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within the Bank, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.
We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference assets, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA, GS&Co. or our or their respective affiliates regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference assets or the reference asset constituent stocks.

There is no affiliation between any reference asset constituent stock issuers, any sponsor of a reference asset index or an investment adviser of a reference asset and us, SCUSA or GS&Co.
The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the reference asset constituent stock issuers, a sponsor of a reference asset index or an investment adviser of a reference asset. None of the Bank, SCUSA or any of our other affiliates, or GS&Co. or its affiliates, is affiliated with any of the foregoing entities or has participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference assets or their reference asset constituent stocks. You should make your own investigation into the reference assets and the reference asset constituent stock issuers. See the section below entitled “Information Regarding the Reference Assets” in this pricing supplement for additional information about the reference assets.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the prices of the reference assets and the market value of, and return on, the notes.
The calculation agent can postpone the valuation date for the notes if a market disruption event with respect to a reference asset occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event has occurred or is continuing with respect to a reference asset, the valuation date for the affected reference asset will be postponed until the first following trading day on which no market disruption event occurs or is continuing with respect to such reference asset, although the valuation date will not be postponed by more than eight trading days. Moreover, if the valuation date for a reference asset is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such reference asset on that day, that day will nevertheless be the valuation date for such reference asset and the calculation agent will determine the final price for such reference asset that must be used to determine the payment at maturity. For the avoidance of doubt, if on the valuation date no market disruption event is occurring with respect to a particular reference asset, the final price for such reference asset will be determined on the originally scheduled valuation date, irrespective of the occurrence of a market disruption even with respect to any other reference asset. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity
For anti-dilution and reorganization events affecting a reference asset, the calculation agent may make adjustments to its initial price and/or its final price, as applicable, and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect a reference asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes and your payment at maturity may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the notes and your payment at maturity, if any. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.
Following a de-listing, liquidation or termination of a reference asset, the payment at maturity may be based on a share of another ETF or calculated by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such reference asset. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Adjustments to a Reference ETF” in the accompanying product supplement.

Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.
General Risk Factors
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSETS

iShares® MSCI Emerging Markets ETF
We have derived all information contained herein regarding the EEM Fund, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors (the “investment adviser”) and/or its affiliates.
The EEM Fund seeks investment results that correspond generally to the price and yield performance, before expenses, of its reference asset index which, in turn, is intended to provide a performance benchmark for equity markets in emerging market countries. The EEM Fund trades on the NYSE Arca under the ticker symbol “EEM”. Please see “Exchange-Traded Funds — The iShares® ETFs” in the accompanying underlier supplement for additional information regarding the EEM Fund and its investment adviser. Additional information regarding the EEM Fund, including its portfolio holdings, may be available on the iShares® website.
Historical Information
We obtained the information regarding the historical performance of the EEM Fund in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the EEM Fund from January 1, 2019 through February 16, 2024. The closing price of the EEM Fund on February 16, 2024 was $40.08.
Past performance of the EEM Fund is not indicative of the future performance of the EEM Fund. No assurance can be given as to the final price of the EEM Fund, and we cannot give you any assurance that the performance of the EEM Fund will result in a positive return on your investment.

Historical Performance of the iShares® MSCI Emerging Markets ETF

iShares® MSCI EAFE ETF
We have derived all information contained herein regarding the EFA Fund, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors (its “investment adviser”) and/or its affiliates.
The EFA Fund seeks investment results that correspond generally to the price and yield performance, before expenses, of the reference asset index which, in turn, is intended to provide a performance benchmark for large- and mid- capitalization developed market equities, excluding the U.S. and Canada. The EFA Fund trades on the NYSE Arca under the ticker symbol “EFA”. Please see “Exchange-Traded Funds — The iShares® ETFs” in the accompanying underlier supplement for additional information regarding the EFA Fund and the investment adviser. Additional information regarding the EFA Fund, including its portfolio holdings, may be available on the iShares® website.
Historical Information
We obtained the information regarding the historical performance of the EFA Fund in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the EFA Fund from January 1, 2019 through February 16, 2024. The closing price of the EFA Fund on February 16, 2024 was $76.07.
Past performance of the EFA Fund is not indicative of the future performance of the EFA Fund. No assurance can be given as to the final price of the EFA Fund, and we cannot give you any assurance that the performance of the EFA Fund will result in a positive return on your investment.

Historical Performance of the iShares® MSCI EAFE ETF

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, has agreed to purchase the notes at the principal amount and, as part of the distribution of the notes, has agreed to sell the notes to GS&Co. at the original issue price set forth on the cover of this pricing supplement. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates for sale to the public and to a securities dealer at the original issue price set forth on the cover of this pricing supplement. GS&Co. will pay a structuring fee of 0.80% of the principal amount to an affiliate of such dealer in connection with certain services provided by such affiliate to the dealer.
A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.
At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.
In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.
The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.
Conflicts of Interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA, GS&Co. and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co. and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA, GS&Co. and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co. and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on November 28, 2023 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the reference assets. If your notes are so treated, subject to the discussion below regarding Section 1260 of the Code, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Section 1260. Because the notes are linked to the shares of an ETF, it is possible that an investment in the notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the notes as a constructive ownership transaction under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product supplement.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from a taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any reference asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the notes are not “delta-one” with respect to the reference assets, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a reference asset or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the reference assets or the notes. If you enter, or have entered, into other transactions in respect of the reference assets or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 27, 2021.